Exhibit 5
[WGL Holdings, Inc. letterhead]
December 14, 2010
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Re:	Registration Statement on Form S-8 Relating to the Directors’ Stock Compensation Plan, as amended and restated
Ladies and Gentlemen:
     As Vice President and General Counsel of WGL Holdings, Inc., I am familiar with the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to 150,000 shares of the common stock, no par value per share, of WGL Holdings, Inc. (the “Shares”) to be issued pursuant to the Directors’ Stock Compensation Plan, as amended and restated (the “Plan”). I have examined evidence of corporate and governmental action and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed below.
     Based upon such examinations, I am of the opinion that when the Registration Statement has become effective under the Act, and the Shares have been duly issued as contemplated by the Registration Statement and the Plan, the Shares will be legally issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,
/s/ Beverly J. Burke

Beverly J. Burke
Vice President and General Counsel